[Letterhead of Hunton & Williams]



                                  May 25, 1999




Fidelity BancShares (N.C.), Inc.
100 South Main Street
Fuquay-Varina, North Carolina  27526

                             FIDBANK CAPITAL TRUST I
                           FEDERAL INCOME TAX MATTERS
                           --------------------------

Ladies and Gentlemen:

                         We have acted as special tax counsel to Fidelity
BancShares (N.C.), Inc. (the "Company") in connection with the preparation of a Registration Statement on Form S-1 (the "Registration Statement"), which has been filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), for the registration under the Act of (1) up to $23 million aggregate principal amount of Junior Subordinated Deferrable Interest Debentures (the "Junior Subordinated Debentures") to be issued by the Company to FIDBANK Capital Trust I, (2) up to 2,300,000 Capital Securities (liquidation amount $10 per Capital Security) to be issued by FIDBANK Capital Trust I, and (3) the Company's Guarantee of Capital Securities. The Junior Subordinated Debentures will be issued pursuant to an indenture between the Company and the trustee named therein, and the Capital Securities will be issued pursuant to an amended and restated trust agreement between the Company and the trustees named therein.

                        We have reviewed copies of (1) the Registration Statement and the prospectus included therein (the "Prospectus") and (2) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have also relied upon, and assumed the accuracy of, certain written representations made to us by the Company. We have further assumed (i) that all documents submitted to us as originals are authentic, (ii) with respect to all documents supplied to us as drafts, that the final, executed versions of such documents are identical in all material respects to the versions most recently supplied to us, (iii) that each such final version (when executed) is valid and enforceable in accordance with its terms, and (iv) that the Capital Securities will be sold at the offering price stated on the cover of the Prospectus.


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Fidelity BancShares (N.C.), Inc.
May 25, 1999
Page 2


                        Based on the foregoing, we confirm that the statements of law and legal conclusions contained in the Prospectus under the caption "Federal Income Tax Consequences" constitute our opinion, subject to the assumptions, conditions, and limitations described therein, and that the discussion thereunder does not omit any material provision with respect to the matters covered.


                        Our representation of the Company in connection with the Capital Securities is limited solely to that of special tax counsel and, except for our opinion as to material federal income tax matters as set forth in the preceding paragraph, we express no opinion on any other tax or legal matter. We do not undertake to advise you of any changes in our opinion expressed herein (or under the heading "Federal Income Tax Consequences" in the Prospectus) resulting from matters that might hereafter arise or be brought to our attention.

                        We consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to Hunton & Williams under the captions "Federal Income Tax Consequences" and "Legal Matters" in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                                                      Very truly yours,


                                                      /s/ HUNTON & WILLIAMS